Exhibit 21

Subsidiaries of Horizon Lines, Inc.

Set forth is a list of the subsidiaries of Horizon Lines, Inc. as of December 20, 2009 and their respective jurisdictions of organization.

Name of Subsidiary	Jurisdiction

Horizon Lines Holding Corp.	Delaware
Hawaii Stevedores, Inc.	Hawaii
Horizon Logistics Holdings, LLC	Delaware
Horizon Lines, LLC	Delaware
Horizon Lines of Puerto Rico, Inc.	Delaware
Horizon Lines of Alaska, LLC	Delaware
Horizon Lines of Guam, LLC	Delaware
Horizon Lines Vessels, LLC	Delaware
H-L Distribution Service, LLC	Delaware
Horizon Logistics, LLC	Delaware
Aero Logistics, LLC	Delaware
Sea-Logix, LLC	Delaware
Horizon Services Group, LLC	Delaware
Chenega Logistics, LLC	Alaska